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Exhibit 10.11

STOCK AGREEMENT

        THIS AGREEMENT, dated as of December     , 2001, by and among Allen H. Vogel ("Employee"), and Equinox Business Credit Corp., a New Jersey corporation (the "Corporation).

        WHEREAS, the Corporation is authorized to issue up to 200 shares of common stock, no par value per share ("Common Stock"), and is not authorized to issue any other class of capital stock;

        WHEREAS, there are currently 100 shares of Common Stock issued and outstanding;

        WHEREAS, in consideration of Employee's entering into an employment agreement with the Corporation simultaneously herewith (as such agreement may hereafter be amended, the "Employment Agreement") and his providing services to the Corporation pursuant thereto, the Corporation has agreed, subject to the terms and conditions contained herein, to issue to Employee such number of shares of its capital stock such that, immediately after issuance, Employee will own 19% of all of the Corporation's issued and outstanding shares of capital stock;

        NOW THEREFORE, the parties hereto agree as follows:

        A.    ISSUANCE OF SHARES.

        In consideration of Employee's entering into the Employment Agreement and his providing services to the Corporation pursuant thereto, the Corporation hereby agrees to issue to Employee 23.46 shares (collectively, the "Shares") of its Common Stock, constituting 19% of all of its issued and outstanding shares of capital stock after issuance.

        B.    REPRESENTATION REGARDING PURCHASE OF SHARES.

        Employee understands and agrees that his investment in the Shares is not a liquid investment. In particular, he recognizes, acknowledges and agrees that he must bear the economic risk of investment in his Shares for an indefinite period of time, since the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws (the "Sate Acts"), and therefore cannot be transferred or sold unless either they are subsequently registered under the Act and applicable State Acts, or an exemption from registration is available and a favorable opinion of counsel to that effect is obtained. Employee agrees that the certificate or certificates representing his Shares will bear a legend to the foregoing effect.

        C.    RESTRICTIONS ON TRANSFER OF SHARES.

          1.    Transfer of the Shares.    Except as otherwise provided in this Agreement, Employee may not transfer any interest in nor create any lien on his Shares, voluntarily or involuntarily by operation of law or otherwise, except a transfer to EquiFin, Inc., a Delaware corporation and the owner of 81% of the issued and outstanding shares of the Corporation ("EquiFin"), the Corporation or to a member of the Shareholder's Immediate Family. Immediate Family means spouse, issue, spouses of issue and any trust for the principal benefit of any of the foregoing. Any Shares so transferred shall remain subject to the terms of this Agreement. A person who is included in the Immediate Family as a spouse of a member of the Immediate Family ceases to be included in the Immediate Family upon the effective date of a divorce from, or annulment of the marriage to, such member, and any Shares held by such individual shall promptly be transferred back to Employee or the member of Employee's Immediate Family from whom they were received or another member of Employee's Immediate Family.

          Any attempt to transfer an interest in Shares owned by Employee in violation of this Agreement shall be ineffective and the Corporation shall refuse to register such Shares in the name of the transferee.

          1.    Will Provisions.    Employee (and natural persons who may succeed to the ownership of his Shares, including, without limitation, members of his Immediate Family) agrees to maintain in effect at all times a will providing for transfer of the Shares only in accordance with the terms of this Agreement and directing his executor or other administrator of his personal property to execute all documents and to take all other appropriate action to effectuate the purposes of this Agreement.

          3.    Legend.    Employee agrees that his Shares shall have inscribed thereon the following legend (in addition to the legend referred to in Section B): "Ownership and transfer of the Shares represented by this certificate are subject to, and such Shares may be held, sold, assigned, pledged, hypothecated or otherwise disposed of or encumbered only in accordance with the terms and conditions of certain Stock Agreement dated as of December    , 2001, between the Corporation and the registered holder, as amended from time to time, a copy of which is on file at the offices of the Corporation."

          4.    Transfer to Employees.    Notwithstanding the foregoing or anything else to the contrary contained herein, Employee shall have the right to transfer any or all of the Shares to employees of the Corporation, subject to each of such employees executing an agreement relating to such Shares that is mutually acceptable to Employee and the Corporation, in each of their sole and absolute discretion.

        D.    FORFEITURE OF SHARES.    If Employee's employment is terminated by the Corporation pursuant to Section 9(c) of his Employment Agreement, or otherwise terminated "for cause" as such term is defined in any subsequent employment agreement between the Corporation and Employee, or Employee terminates his employment in breach of said Employment Agreement (or any subsequent employment agreement), then the Shares shall immediately be forfeited, be deemed to no longer be outstanding and Employee and members of his Immediate Family shall return the certificate or certificates for the Shares to the Corporation for cancellation.

        E.    OPTIONS TO PURCHASE AND SELL SHARES.

          1.    Five Year Call Option.    From and after the date hereof through December     , 2006 (being five years after the commencement date of the Employment Agreement), the Corporation or EquiFin shall have the right to purchase all, but not less than all, of Employee's and his Immediate Family's Shares (the "Five Year Call Option") for the "Five Year Call Option Purchase Price" (as hereinafter defined) if Employee terminates his employment by the Corporation, other than in breach of the Employment Agreement (in which case his Shares will be forfeited pursuant to Paragraph E) or the Corporation's breach of the Employment Agreement (in which case the Corporation will forfeit its Five Year Call Option). Chip—What happens if the Corporation terminates Allen in accordance with the Agreement, including if the Corporation elects not to renew, can it buy Allen out? [Notwithstanding the foregoing or anything else to the contrary contained herein, the Corporation shall not have the right to exercise the Five Year Call Option if Employee terminates his employment after having given written notice to the Corporation of a policy or practice that the Corporation has initiated which obstructs the Employee from, in his reasonable opinion, carrying out his responsibilities under his Employment Agreement and the Corporation, or EquiFin, fails to remedy such policy or practice to Employee's reasonable satisfaction within a period of four months after such notice.] Chip—We should discuss the bracketed portion. The Five Year Call Option must be exercised within a period of 120 days after the termination of Employee's employment by the Corporation.

          2.    Put Option.    Subject to Employee having been employed by the Corporation for a period of at least five years, Employee and his Immediate Family, acting together, shall have the right to sell all, but not less than all, of their Shares to the Corporation (the "Put Option") for the "Post Five Year Option Purchase Price" (as hereinafter defined), if the Employment Period has ended other than as a result of (i) the Corporation's termination thereof pursuant to Section 9(c) of the Employment Agreement or otherwise "for cause" as provided in a subsequent employment contract with the Corporation or (ii) Employee's termination of his employment in breach of the Employment Agreement or any subsequent employment contract. The Put Option must be exercised within a period of 120 days (the "Put Option Election Period") after the termination of Employee's employment. Notwithstanding the foregoing or anything else to the contrary contained herein, if Employee has not elected to exercise the Put Option within the Put Option Election Period, the Corporation shall have the option (the "Post Five Year Call Option") for a period of 30 days after the expiration of the Put Option Election Period to elect to purchase all, but not less than all, of Employee's and his Immediate Family's Shares for the Post Five Year Option Purchase Price. Chip- Should the Corporation have the foregoing in any event? Should it just have the option if it is Allen who terminated the employment relationship?

          CHIP—What if EquiFin is selling all of its shares of the Corporation? Any right or obligation for Allen to sell?

          3.    The Five Year Call Option Purchase Price.    The "Five Year Call Option Purchase Price" shall equal the product of (i) the Employee's percentage ownership of the capital stock of the Corporation on the date of exercise of the Five Year Call Option , multiplied by (ii) the Corporation's net worth as of the end of the Corporation's fiscal quarterly period immediately preceding the date of Employee's termination of employment (the "Termination Quarterly Period"). For purposes of clause (ii), the net worth of the Corporation shall be consistent with its net worth as reflected in EquiFin's Quarterly Report or Annual Report (if the Termination Quarterly Period was the fourth quarter of the Corporation's fiscal year) filed with the Securities and Exchange Commission with respect to, or that otherwise includes, the Termination Quarterly Period, if at the date of the exercise of the Five Year Call Option, EquiFin is required to file such reports.

          4.    The Post Five Year Option Purchase Price.    The "Post Five Year Option Purchase Price" shall equal the product of (i) the Employee's percentage ownership of the capital stock of the Corporation on the date of exercise of the Put Option or the Post Five Year Call Option, multiplied by (ii) the Corporation's "Value" (as hereinafter defined) as of the last day of Employee's employment by the Corporation. For purposes of this Agreement, "Value" shall mean the purchase price that a willing buyer would pay to a willing seller for all of the capital stock of the Corporation in an arms length transaction. The Employee and the Corporation shall attempt to agree on the Value of the Corporation as of the date of Employee's termination of employment (the "Termination Date"), but if they are unable to agree within a period of 30 days (the "Value Agreement Period") after the exercise of the Put Option or Post Five Year Call Option, as applicable, then the Value of the Corporation as of such date shall be promptly submitted for determination by a qualified [Further define qualified] business appraiser to be selected by Employee and the Corporation or, if they do not agree on such an appraiser within 30 days of the end of the Value Agreement Period (the "Appraiser Agreement Period"), each of the Employee and the Corporation shall select a qualified business appraiser within 30 days of the end of the Appraiser Agreement Period, and the Value of the Corporation shall be the average of the Values of the Corporation as of the Termination Date as determined by each of such appraisers. The Value of the Corporation as determined in accordance with the foregoing provisions shall be binding upon each of Employee and the Corporation (the date the Value of the Corporation is determined pursuant to the foregoing provisions is hereinafter referred to as the "Valuation Date"). In the event the Corporation and Employee agree on a single appraiser, the Corporation and the Employee shall each bear one-half of the fees and expenses of the appraiser. In the event, they cannot agree on a single appraiser, then they will each bear the fees and expenses of the appraiser chosen by them. Each of Employee and the Corporation shall be entitled to receive copies of the final appraisal report or opinion prepared by the appraiser (in the case a single appraiser has been agreed upon) or appraisers (if each of Employee and the Corporation selects an appraiser).

          5.    Manner of Payment of Five Year Call or Post Five Year Option Purchase Price.    Both the Five Year Call Option Purchase Price and the Post Five Year Option Purchase Price shall be payable by delivery of a promissory note (the "Note"), bearing interest at the prime rate on the "Closing Date" (as defined in Paragraph F 6 immediately below), as published by the Wall Street Journal, and providing for a single balloon payment of the entire purchase price, and all accrued interest thereon, on the first anniversary of the Closing Date. The Note shall be in such form and contain such other provisions as the Corporation shall determine in its reasonable discretion and shall expressly permit EquiFin to assume all or any portion of the Corporation's obligations under the Note and to pay for the obligation assumed by delivering shares of EquiFin's common stock, so long as such shares are (x) then traded on a national securities exchange or on NASDAQ or any other comparable system, or (y) are otherwise publicly traded securities. For purposes of determining the number of such shares to be delivered as payment of all or a portion of the Five Year Call or Post Five Year Option Purchase Price, such shares shall be assigned a value equal to the average of the "Reported Prices" (as hereinafter defined) of EquiFin's common stock for the 20 trading days immediately preceding the maturity date of the Note. For purposes of this Agreement, "Reported Price" for each day means the last reported sales price of EquiFin's common stock regular way, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which shares of EquiFin's common stock are listed or admitted to trading or, if not so listed or admitted to trading, the average of the closing bid and asked prices of EquiFin's common stock as reported by the NASDAQ or any comparable system or if not approved for quotation by NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by EquiFin for that purpose.

          6.    Manner of Exercise of Five Year Call Option, Put Option and Post Five Year Call Option.    The Five Year Call Option, the Put Option and the Post Five Year Call Option are exercisable by the party exercising the option by delivering written notice of exercise to the other party (in the case of the Corporation's exercise of its Five Year Call Option or its Post Five Year Call Option, this will include delivering written notice to Employee's Immediate Family members who are record holders of Shares). The closing of the sale of Shares pursuant to the exercise of any such option shall be at the offices of the Corporation on a mutually satisfactory business day (the "Closing Date"). The closing with respect to the exercise of the Five Year Call Option shall be within the later of (i) 30 days after the notice of exercise thereof has been delivered, or (ii)15 days after the completion of EquiFin's consolidated financial statements for the Termination Quarterly Period, or in the event the Termination Quarterly Period is the fourth quarter of EquiFin's fiscal year, 15 days after the completion of EquiFin's consolidated financial statements for its fiscal year containing the Termination Quarterly Period, and the filing of such financial statements with the Securities and Exchange Commission pursuant to a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, or any comparable form. The closing with respect to the exercise of the Put Option or Post Five Year Call Option shall be within 30 days of the Valuation Date. Delivery of certificates or other instruments evidencing the Shares being purchased or sold pursuant to the exercise of the Five Year Call Option, Put Option or Post Five Year Call Option duly endorsed for transfer to the Corporation shall be made on the Closing Date against delivery of the Note.

          7.    Agreement to Transfer EquiFin Common Stock in accordance with Securities Laws.    Employee understands that the shares of EquiFin's common stock he and members of his Immediate Family may receive as a result of the exercise of the Five Year Call Option, the Put Option or the Post Five Year Call Option will not, upon his or their receipt, be registered under the Act or State Acts, and, therefore, will not be able to be transferred or sold unless either they are subsequently registered under the Act and applicable State Acts, or an exemption from registration is available and a favorable opinion of counsel to that effect is obtained. The shares of EquiFin's common stock that are delivered as a result of the exercise of any of the foregoing options shall bear a legend to the foregoing effect. Employee and members of his Immediate Family receiving such shares shall acquire them for their own account, for investment purposes only and not with a view to, or for resale in connection with, any "distribution" thereof for purposes of the Act. Employee and members of his Immediate Family receiving shares of EquiFin's common stock upon exercise of the Five Year Call Option, the Put Option or the Post Five Year Call Option shall execute such documents and instruments as EquiFin shall reasonably request in order to comply with applicable Federal and state securities laws.

          8.    Registration Rights.    In the event EquiFin assumes all or a portion of the Note and pays all or a portion of the amounts thereunder by delivery of shares of its common stock, EquiFin will agree, as soon as practicable and in any event within six months of the maturity date of the Note, to use its best efforts to (i) prepare and file under the Act, a registration statement relating to the resale of the shares of EquiFin's common stock that are issued upon exercise of the Five Year Call Option, the Put Option or the Post Five Year Call Option (the term "registration statement" as used herein being deemed to include any form which may be used to register a distribution of securities to the public for cash); (ii) prepare and file with the appropriate state blue sky authorities the necessary documents to register or qualify such shares of EquiFin's common stock in such states as Employee or Employee's Immediate Family members shall reasonably request; and (iii) use its best efforts to cause such registration statement to become effective and to keep such registration statement and state blue sky filings current and effective for a period of two years after the Closing Date.

          All expenses in connection with preparing and filing any such registration statement (and any registration or qualification under the blue sky laws of the states in which the offering will be made under such registration statement) shall be borne in full by EquiFin or the Corporation, except that the underwriting commissions, discounts and expenses attributable to such shares of EquiFin's common stock so registered and the fees and disbursements of counsel, if any, to the holders of such shares shall be borne by such holders. EquiFin may include other securities in any such registration statement.

          Each holder of such shares of EquiFin's common stock shall be required to complete, execute and deliver all such documents and undertakings as EquiFin may reasonably request in connection with such registration including those which it deems necessary or desirable for purposes of compliance with applicable federal and state securities laws. EquiFin's obligations as set forth above with respect to each holder of such shares are contingent on such holder's satisfaction of his or its obligations set forth above.

        F.    MISCELLANEOUS.

          1.    Remedies.    The parties hereto shall be entitled to exercise all rights provided herein or granted by law, including recovery of damages, and will be entitled tp specific performance of their rights under this Agreement. The parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and each party hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          2.    Notices.    All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:

    a)
    if to the Corporation addressed to it at:

        with a copy to:

        EquiFin, Inc.
        1011 Highway 71
        Spring Lake, New Jersey 07762
        Attention, Walter M. Craig, Jr.
        Fax No: 732-282-1811

    b)
    Employee addressed to him at

        Allen H. Vogel
        11 Bunker Hill Run
        East Brunswick, New Jersey 08816
        Fax No. 732-238-        2491

          All such notices and communications shall be deemed to have been duly given: when delivered by hand if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; or the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

          3.    Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          4.    Headings.    The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

          5.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New Jersey, disregarding all principles of conflicts of laws and the like.

          6.    Severability.    In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

          7.    Entire Agreement.    This Agreement, together with the Employment Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein, disregarding all prior and contemporaneous agreements or understandings.

          8.    Interpretation.    When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and the neuter genders and vice versa. The term EquiFin shall include any successor entity by merger or otherwise or any entity purchasing all of the Corporation's capital stock then owned by EquiFin.

          9.    Successors.    Except as otherwise provided in this Agreement, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EQUINOX BUSINESS CREDIT CORP.

By:

Name: Title:

Allen H. Vogel

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STOCK AGREEMENT